As filed with the Securities and Exchange Commission on July 29, 1999
                                                      Registration No. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------
                        SILICON STORAGE TECHNOLOGY, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           California                                          77-0225590
(State or Other Jurisdiction of                             (I.R.S. Employer
Incorporation or Organization)                           Identification Number)
                                1171 Sonora Court
                               Sunnyvale, CA 94086
                                 (408) 735-9110

    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                    Bing Yeh
                      President and Chief Executive Officer
                        Silicon Storage Technology, Inc.
                                1171 Sonora Court
                               Sunnyvale, CA 94086
                                 (408) 735-9110

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                              Mark P. Tanoury, Esq.
                               Cooley Godward LLP
                              Five Palo Alto Square
                               3000 El Camino Real
                           Palo Alto, California 94306
                                 (650) 843-5000

     Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is to be a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title Of Shares To Be Registered             Amount To Be         Proposed Maximum         Proposed Maximum        Amount Of
--------------------------------             Registered(1)       Offering Price Per       Aggregate Offering     Registration
                                            ---------------          Share (2)                Price(2)                Fee
                                                                --------------------     --------------------   --------------
Common stock, no par value, (together
with associated preferred stock
purchase rights).......................      816,867 shares          $7.90625                $6,458,355            $1,796


(1) This registration statement covers shares owned by certain selling stockholders which shares may be offered from time to time by the selling stockholders.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the high and low prices of Silicon Storage Technology, Inc.'s common stock on July 27, 1999 as quoted on the Nasdaq National Market.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

                   Subject to Completion, dated July 29, 1999

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                        SILICON STORAGE TECHNOLOGY, INC.

                         816,867 shares of Common Stock

     These shares of common stock are being offered by the selling stockholders, identified in this prospectus. We issued the shares to the selling stockholders in connection with the acquisition of the selling stockholders' shares of capital stock of Linvex Technology, Corp. in June 1999. The selling stockholders may sell these shares from time to time on the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page 13. We will not receive any portion of the proceeds from the sale of these shares.

     Each of the selling stockholders may be deemed to be an "Underwriter," as such term is defined in the Securities Act of 1933.

     The selling stockholders may sell their Silicon Storage Technology, Inc. common stock in one or more transactions on the Nasdaq National Market at prevailing market prices or at privately negotiated prices. These selling stockholders may sell their shares directly or through agents, brokers, dealers or underwriters. The selling stockholders will pay for underwriting discounts and selling commissions related to the sale of shares. We will pay for all other expenses related to such sales.

     Our common stock is quoted on the Nasdaq National Market under the symbol "SSTI."

     On July 28, 1999, the last sale price of our common stock on the Nasdaq National Market was $11.375 per share.

     Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 5.

     Neither the Securities and Exchange Commission nor any state Securities Commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_________, 1999.

                                TABLE OF CONTENTS

                                                                     Page Number

WHERE YOU CAN FIND MORE INFORMATION.....................................  2
DOCUMENTS INCORPORATED BY REFERENCE.....................................  3
SUMMARY.................................................................  4
THE COMPANY.............................................................  4
RISK FACTORS............................................................  5
USE OF PROCEEDS......................................................... 11
SELLING STOCKHOLDERS.................................................... 11
PLAN OF DISTRIBUTION.................................................... 13
LEGAL MATTERS........................................................... 14
EXPERTS................................................................. 14

You should rely only on the information or representations provided in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone to provide you with any different information or to make any different representations in connection with any offering made by this prospectus. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. Neither the delivery of this prospectus, nor any sale made under this prospectus shall, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus.

We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. We own the SuperFlash trademark in the United States. This prospectus also includes trademarks owned by other parties.

                       WHERE YOU CAN FIND MORE INFORMATION

     Our annual, quarterly and special reports, proxy statements and other information are filed with the SEC as required by the Securities Exchange Act of 1934. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of these materials by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the Internet web site address: http://www.sec.gov. Our common stock is listed on the Nasdaq National Market, and you may also inspect and copies these reports, proxy statements and other information at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington DC 20006.

     This prospectus provides you with a general description of the common stock being registered. This prospectus is part of a registration statement that we have filed with the SEC. To see more detail, you should read the exhibits and schedules filed with our registration statement. You may obtain copies of the registration statement and the exhibits and schedules to the registration statement as described above.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" other information that we file or have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we later file with the SEC will automatically update and replace the information in this prospectus. We incorporate by reference the documents listed below:

     1.   Our Annual Report on Form 10-K for the year ended December 31, 1998;

     2. Our Definitive Proxy Statement dated June 15, 1999 filed in connection with our 1999 Annual Meeting of Stockholders;

     3.   Our Quarterly Report on Form 10-Q for the quarter ended March 31,
          1999;

     4. Our Current Reports on Form 8-K, filed with the SEC on April 14, 1999, May 14, 1999 and May 18, 1999;

     5. The description of our common stock set forth in our Registration Statement on Form 8-A, filed with the SEC on October 5, 1995; and

     6. Any future filings which we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, until the selling stockholders have sold all of the securities that we have registered with the registration statement.

We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:

                        Silicon Storage Technology, Inc.
                       Attention: Chief Financial Officer
                                1171 Sonora Court
                               Sunnyvale, CA 94086
                                 (408) 735-9110

                                     SUMMARY

This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

The following summary is qualified in its entirety by the more detailed information, including "Risk Factors," appearing elsewhere in this prospectus or incorporated by reference in this prospectus.

                                   THE COMPANY

     We were incorporated in California in 1989, and we design, manufacture, and sell flash memory devices that address high volume applications such as personal computers, disk drives, modems, pagers and cellular telephones. Flash memory devices are semiconductor chips that store basic program code and are electronically erasable and reprogrammable in the system. In-system programmable, or ISP, devices are more cost effective for manufacturers to use than earlier technologies because ISP devices allow manufacturers to make changes to program codes while the device is inside the product, rather than having to remove the device from the product in order to reprogram it. ISPs can therefore simplify a manufacturer's inventory management and manufacturing process by allowing the manufacturer to respond faster to product cycles and changing market specifications.

     Currently, we offer small sector, low and medium density devices that target a broad range of existing and emerging applications in the personal computer, personal computer peripheral, communications, consumer and industrial markets. In addition, we design and market a variety of higher density memory data storage products such as high density flash devices, 8 and 16 Megabit, CompactFlash Cards, and flash microcontrollers, all of which incorporate and are manufactured using our proprietary SuperFlash technology. These higher density memory products address broader markets such as digital cameras, voice recorders, memory cards, networking systems, digital cellular phones, telecommunications, personal digital assistants and printer font storage. We are also entering the 8-bit flash microcontroller industry segment with products to address the emerging application of in-system programmable flash microcontrollers. Our products are differentiated based upon certain attributes, such as density, voltage, access speed, packaging and predicted endurance.

     In addition to designing, manufacturing and selling flash memory devices, we license our technology to wafer foundries and to manufacturers for non-competing applications and receive license fees and royalty payments from such arrangements.

     In the course of normal day to day activities we are commonly referred to by our initials SST. Throughout this document will be refer to Silicon Storage Technology, Inc. as "SST".

     Our executive offices are located at 1171 Sonora Court, Sunnyvale, CA 94086, and our telephone number is (408) 735-9110.

                                  RISK FACTORS

An investment in our shares involves a high degree of risk. We operate in a dynamic and rapidly changing environment that involves numerous risks and uncertainties. You should not make an investment in these shares if you cannot afford to lose your entire investment. Before purchasing these shares, you should carefully consider the following risk factors, as well as other information contained in this prospectus or incorporated by reference into this prospectus, in evaluating an investment in the shares of common stock offered by this prospectus.

                              Risks Related to SST

Our operating results fluctuate significantly and it is difficult to predict our future operating results.

     Although we have had significant revenue growth in recent quarters, our growth rates may not be sustainable and you should not use our past financial performance to predict future operating margins or results. We have incurred net losses for the past two fiscal years and the first six months of fiscal 1999. Our recent operating results have shown both quarterly and annual fluctuations and losses due to a variety of factors including:

     o the availability, timely deliverability and cost of wafers from our suppliers;

     o competitive pricing pressures and related changes in average selling prices;

     o    fluctuations in manufacturing yields;

     o new product announcements and introductions for competing products by us or our competitors;

     o    changes in demand for, or in the mix of, our products;

     o    the gain or loss of significant customers;

     o    market acceptance of products utilizing our SuperFlash technology;

     o    changes in the channels through which our products are distributed;

     o    exchange rate fluctuations;

     o unanticipated research and development expenses associated with new product introductions; and

     o    the timing of significant orders.

     General economic conditions or a downturn in the market for consumer products such as personal computers and cellular telephones that incorporate our products can also adversely impact our operating results. All of these factors are difficult to forecast and can materially affect our quarterly and annual operating results.

     We typically receive and fulfill a majority of our orders within the quarter, with a substantial portion occurring during the last month of the quarter. One reason for this is that our products are primarily sold to large manufacturers that typically place orders at or near the end of a quarter. As a result, we may not learn of revenue shortfalls until late in a quarter and may not be able to predict future revenues with significant accuracy. Additionally, our operating expenses consist of materials that must be ordered several months in advance and salaries for personnel. These operating expenses are based in part on our expectations for future revenues and are relatively fixed in the short term. Any revenue shortfall below expectations could immediately and seriously harm our business.

We offer a limited number of product lines that are highly concentrated in applications for the personal computer industry and the semiconductor memory market, and we are vulnerable to fluctuations in the purchase requirements of these industries.

     Our sales are concentrated in the nonvolatile memory sector of the semiconductor memory market. During 1998, substantially all of our product revenues were derived from sales of our standard flash memory product families. A decline in market demand for our Page Write Flash and Sector Erase/Byte Program Flash devices may adversely affect our operating results. In addition, during 1998 the majority of our product revenues came from sales to customers in the personal computer and computer peripherals industries. A decline in demand in these industries could have a material adverse effect on our operating results and financial condition.

     While we are currently developing and introducing new products to the market, we cannot assure you that these products will reach the market on time, will satisfactorily address customer needs, will be sold in high volume, or will be sold at profitable margins.

We face intense competition from companies with significantly greater financial, technical and marketing resources which could adversely affect our ability to increase sales of our products.

     We compete with major domestic and international semiconductor companies, many of whom have substantially greater financial, technical, marketing, distribution, and other resources than we do. Many of our competitors have recently added significant capacity for the production of semiconductor memory components. Our medium density products, which presently account for substantially all of our revenues, compete principally against products offered by Intel, Advanced Micro Devices, Inc., Atmel, STMicroelectronics, Sanyo, Winbond Electronics Co. and Macronix, Inc. If we are successful in developing our high density products, these products will compete principally with products offered by Intel, Advanced Micro Devices, Fujitsu Limited, Sharp Electronics Corporation, Samsung Semiconductor, Inc., SanDisk Corporation and Toshiba Corporation, as well as any new entrants to the market.

     In addition, we may in the future experience direct competition from our foundry partners. We have licensed to our foundry partners the right to fabricate products based on our technology and circuit design, and to sell such products worldwide, subject to our receipt of royalty payments.

We may require additional capital in order to bring new products to market, and the issuance of new equity securities will dilute your investment in our common stock.

     To implement our strategy of diversified product offerings, we need to bring new products to market. Bringing new products to market and ramping up production requires significant working capital. During 1998, we signed a credit agreement with Foothill Capital Credit Corporation to provide up to $25 million of additional capital to support potential on-going working capital requirements. As of June 30, 1999, there were no borrowings under this facility. However, future events could require us to start and/or to increase borrowing under this credit facility, sell additional shares of our stock or seek additional borrowings or outside capital infusions. We cannot assure you that such financing events options will be available on terms acceptable to us, if at all. In addition, if we issue shares of our common stock, our shareholders will experience dilution with respect to their investment.

Our ability to compete successfully will depend, in part, on our ability to protect our intellectual property rights, which we may not be able to protect.

     We rely on a combination of patent, trade secrets, copyright and mask work production laws and rights, nondisclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. Policing unauthorized use of our products, however, is difficult, especially in foreign countries. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition regardless of the outcome of the litigation. In particular, on July 31, 1998, we filed suit against Winbond Electronics of Taiwan alleging breach of contract and breach of covenant of good faith and fair dealing and are seeking an injunction prohibiting Winbond from using any of our licensed technology. Winbond has responded by denying the claims and asserting counter claims against us.

     We own 20 United States patents concerning certain aspects of our products and processes. Foreign patent applications have been filed in Canada, Europe, Japan, and Taiwan, but we cannot assure you that any pending patent application will be granted. Our operating results could be materially adversely affected by the piracy of our intellectual property.

If we are accused of infringing the intellectual property rights of other parties we may become subject to time-consuming and costly litigation.

     Third parties may assert that our products infringe their proprietary rights, or may assert claims for indemnification resulting from infringement claims against us. Any such claims may cause us to delay or cancel shipment of our products which could materially adversely affect our business, financial condition and results of operations. In addition, irrespective of the validity or the successful assertion of such claims, we could incur significant costs in defending against such claims.

     Over the past three years we were sued by both Atmel Corporation and Intel Corporation regarding patent infringement issues. Significant management time and financial resources have been devoted to defending these lawsuits. We settled with Intel in May 1999 and the Atmel litigation is ongoing.

     In addition to the Atmel and Intel actions, we receive from time to time letters or communications from other companies stating that these other companies have patent rights which involve our products. Since the design of all of our products is based on our SuperFlash technology, any legal finding that our use of our SuperFlash technology infringes the patent of another company could have a material adverse effect on our entire product line and operating results. Furthermore, if such a finding was made, there can be no assurance that we could license the other company's technology on commercially reasonable terms or that we could successfully operate without such technology. Moreover, if we are found to infringe, we could be required to pay damages to the owner of the protected technology and could be prohibited from making, using, selling, or importing into the United States any products that infringe the protected technology. In addition, the management attention consumed by and legal cost associated with any litigation could have a material adverse effect on our operating results.

We depend on foreign foundries to supply our raw materials and to package and test our products. If our relationships with these foundries are impaired our ability to produce and market our products and our operating margins will be seriously harmed.

     We only have limited internal capability to manufacture our products and we rely on third parties to perform substantially all of our manufacturing. In addition, we only have very limited internal capacity to test all of our products. We currently buy all of our wafers, an integral component of our products, from a limited number of suppliers. During 1998, substantially all of our wafers and sorted die were supplied by two foundries, Sanyo Electric Co., Ltd. in Japan and Taiwan Semiconductor Manufacturing Company in Taiwan. If these suppliers fail to satisfy our requirements on a timely basis and at competitive prices we could suffer manufacturing delays, a possible loss of revenues or higher than anticipated cost of revenues, which would affect operating results adversely.

     As recently as June 30, 1999 we were unable to meet all of the demand for our products, and have in the past failed to meet scheduled shipment dates, due to our inability to obtain a sufficient supply of wafers and sorted die from our foundries. Our current contract foundries, together with any additional foundry at which capacity might be obtained, may not be willing or able to satisfy all of our purchase and/or delivery requirements on a timely basis at favorable prices. In addition, we have encountered delays at our subcontractors in the process of qualifying new products and in the process of ramping new product production. New product qualification and production ramp-up times at any additional foundry, assuming an additional foundry could be found at all, could take longer than anticipated. We are also subject to the risks of service disruptions, raw material shortages and price increases by the foundries. Such disruptions, shortages and price increases could have a material adverse effect on our operating results.

Our cost of revenues may increase if we are required to purchase manufacturing capacity in the future.

     In order to obtain additional manufacturing capacity, we may be required to make deposits, equipment purchases, loans, joint ventures, equity investments or technology licenses in or with wafer fabrication companies. Such transactions could involve a commitment of substantial amounts of our capital and technology licenses in return for production capacity. We may be required to seek additional debt or equity financing if we need substantial capital in order to secure this capacity. However, we may not be able to obtain such financing at all or on acceptable terms acceptable to us and this may have a material adverse impact on our operating results.

We depend on manufacturers' representatives and distributors to generate a majority of our revenues.

     We rely on manufacturers' representatives and distributors to sell our products and these entities can discontinue selling our products at any time. Two of our manufacturers' representatives are responsible for substantially all of our sales in Taiwan, which accounted for 28% of our product revenues during 1998. One manufacturers' representative accounted for substantially all of our sales in Hong Kong/China during 1998, which accounted for 23% of our total 1998 product revenues. The loss of any of these manufacturers' representatives, or any other significant manufacturers' representative or distributor could have a material adverse effect on our operating results by impairing our ability to sell our products.

Our business may suffer due to risks associated with international sales.

     During 1996, 1997, and 1998, our export product and licensing revenues accounted for approximately 86%, 87%, and 93% of our net revenues, respectively. Our international business activities are subject to a number of risks, each of which could impose unexpected costs on us that would have an adverse effect on our operating results. These risks include:

     o    difficulties in complying with regulatory requirements and standards;

     o    tariffs and other trade barriers;

     o    costs and risks of localizing products for foreign countries;

     o    reliance on third parties to distribute our products;

     o    longer accounts receivable payment cycles;

     o    potentially adverse tax consequences;

     o    limits on repatriation of earnings; and

     o    burdens of complying with a wide variety of foreign laws.

Several Asian countries where we do business, such as Japan, Taiwan and Korea, have recently experienced severe currency fluctuation and economic deflation. We derived 82% of our product revenue from Asia during 1998 and 85% during the first six months of fiscal 1999. Any kind of economic instability in this region can negatively impact our total revenues and can also negatively impact our ability to collect payments from these customers. During these periods, the lack of capital in the financial sectors of these countries made it difficult for our customers to open letters of credit or other financial instruments that are guaranteed by foreign banks. Additionally, our major wafer suppliers and assembly and packaging subcontractors are all located in Asia. Major disruptions in their businesses due to these economic problems can have an adverse impact on their business, which in turn may negatively impact their ability to adequately supply us. Finally, the economic situation may exacerbate the current decline in average selling prices for our products if our competitors reduce product prices to generate needed cash. Continued economic and political instability during 1999 and beyond in this region will have a material adverse effect on our operating results due to the large concentration of our production and sales activities in this region.

We must successfully introduce new products or our business will be adversely affected.

     The markets for our products are characterized by rapidly changing technology, product obsolescence, and the frequent introduction of new products. Our ability to succeed depends on our ability to develop new products with which we have limited or no experience. We cannot assure you that we will be able to identify new product opportunities, or that we will be able to both develop and market new products successfully or in a timely fashion.

We may be adversely affected if our computer systems fail or if those of our distributors, suppliers, customers, or other third party providers fail because of year 2000 compliance problems.

     Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date field, without considering the impact of the upcoming change in the century. They could fail or create erroneous results unless corrected so that they can process data related to the year 2000. We rely on our internal systems (such as general ledger, accounts payable and payroll modules), customer services, infrastructure, embedded computer chips, networks and telecommunications equipment and end products for our operations. We also rely on external systems of business enterprises such as customers, suppliers, creditors, financial organizations, and of governments, both domestically and globally, directly for accurate exchange of data and indirectly. Should any of these internal or external systems fail as a result of a year 2000 problem, we could experience problems with significant negative financial consequences.

     Currently, we believe that the costs associated with the year 2000 issue, and the consequences of incomplete or untimely resolution of the year 2000 issue, will not have a material adverse affect on our results of operations or financial position in any given year. However, despite our efforts to address the year 2000 impact on our internal systems, we are not sure that we have fully identified all year 2000 issues, nor that we can resolve all issues that arise without any disruption of our business and without incurring significant expense. In addition, even if our internal systems are not materially affected by the year 2000 issue, we could be negatively and significantly affected through disruptions in the operation of other enterprises with which we interact, such as our vendors, customers, financial institutions, governments or other third party service providers.

                          Risks Related to Our Industry

Our success is dependent on the growth and strength of the flash memory market.

     All of our products, as well as all new products currently under design, are stand-alone flash memory devices or devices embedded with flash memory. A technology other than SuperFlash may be adopted as an industry standard. Our competitors are generally in a better financial and marketing position than we are from which to influence industry acceptance of a particular flash technology. In particular, a primary source of competition may come from alternative technologies such as companies that offer ferroelectric random access memory devices if such technology is commercialized for higher density applications. To the extent our competitors are able to promote a technology other than SuperFlash as an industry standard, our business will be seriously harmed.

The average selling prices for our products are extremely volatile and for the past two years has continued to significantly decline which has resulted in losses.

     The semiconductor memory industry is very competitive and has in recent years experienced severe product price erosion, rapid technological change and product obsolescence. Historically, the selling prices for semiconductor memory products fluctuate significantly with changes in the supply and demand for these products. During 1998, industry overcapacity resulted in greater than normal price declines in our markets, which unfavorably impacted our revenues, gross margins, and profitability. We expect this price erosion may continue for some time. Growth in worldwide supply outpaced growth in demand during 1998. To respond to these pressures, we are attempting to accelerate our cost reduction efforts. We are also developing new products to expand and diversify our application and geographic base. However, we cannot assure you that these cost reduction and new product development activities will be implemented quickly enough to offset the impact of further declines in average selling prices on gross margins and operating results.

     Specifically, during 1997 and 1998 the semiconductor industry and flash memory marketplace experienced an overcapacity situation which resulted in higher than normal price declines for our products. This significant price erosion unfavorably impacted our revenues, gross margins and profitability during those years. However, in early 1999 industry capacity has become constrained such that some vendors which supply raw materials for our products are now placing their customers, ourselves included, on allocation. This means that while we have customer orders, we may not be able to obtain the materials that we need to fill those orders timely, which may unfavorably impact our revenues, gross margins and profitability.

                         Risks Related to this Offering

We expect the price of our common stock to be highly volatile and you may lose all or part of your investment.

     Our common stock is quoted for trading on the Nasdaq National Market. The market price for our common stock may continue to be highly volatile for a number of reasons including:

     o    fluctuations in our quarterly or yearly operating results;

     o    our status as a technology company;

     o    the rapid pace of technological change;

     o    the uncertainty of our business transactions;

     o the contents of news, security analyst reports or other information forums;

     o    changes in earnings estimates by analysts;

     o    market conditions in the industry;

     o    announcements by competitors;

     o    the status our litigation;

     o    regulatory actions;

     o    general economic conditions; and

     o    broad market trends unrelated to performance.

     In addition, stock prices for many technology companies fluctuate widely for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, market and political conditions such as recessions or military conflicts, may materially and adversely affect the market price of our common stock.

We have implemented some anti-takeover provisions that may prevent or delay an acquisition of SST that might be beneficial to our shareholders.

     Provisions of our amended and restated articles of incorporation and bylaws, as well as provisions of California law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions include:

     o the ability of our board of directors to issue without shareholder approval "blank check" preferred stock to increase the number of outstanding shares and thwart a takeover attempt;

     o    limitations on who may call special meetings of shareholders;

     o prohibiting stockholder action by written consent, thereby requiring all shareholder actions to be taken at a meeting of our stockholders; and

     o establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

In May 1999, our board of directors adopted a Share Purchase Rights Plan, commonly referred to as a "poison pill." In addition, the terms of our stock option plan may discourage, delay or prevent a change in control of SST.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates", "believes," "continue,", "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should," or "will" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by such forward-looking statements.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results, unless required by law.

                                 USE OF PROCEEDS

     The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. Accordingly, we will not receive any proceeds from the sale of the shares by the selling stockholders.

                              SELLING STOCKHOLDERS

     All of the common shares registered for sale pursuant to this prospectus will be owned immediately after registration by the selling stockholders. All of the shares offered by the selling stockholders were acquired in connection with our acquisition of the selling stockholders shares of capital stock of Linvex Technology, Corp. The shares represent approximately three percent of our outstanding capitalization as of the date of this prospectus. None of the selling stockholders has a material relationship with us, except that some selling stockholders are non-officer employees of SST.

     The following table sets forth information known to us with respect to beneficial ownership of our common stock as of June 30, 1999 by each selling stockholder. The following table assumes that the selling stockholders sell all of the shares. We are unable to determine the exact number of shares that actually will be sold.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes sole or shared voting or investment power with respect to shares shown as beneficially owned. Percentage ownership is based on 24,278,562 shares of common stock outstanding as of June 30, 1999.

                                                Shares Beneficially Owned Prior    Shares Offered      Shares Beneficially Owned
                                                        To The Offering               By This             After The Offering
                                                                                     Prospectus        -------------------------
                                                -------------------------------   ----------------
         Name of Selling Stockholder                Shares           Percent                              Shares        Percent
---------------------------------------------   ---------------   -------------   ----------------     ------------   ----------
Paul S. Lui..................................           192,427         *                  175,934           16,493        *
Brian B. Tighe (1) ..........................           164,672         *                  139,153           13,717        *
Elliot Wang..................................            78,249         *                   70,424            7,825        *
LTC Enterprise, Inc. ........................            64,570         *                   58,113            6,457        *
Morris Ades..................................            59,990         *                   53,991            5,999        *
Bernard Aronson..............................            27,571         *                   25,931            1,640        *
Murray Koppelman.............................            26,083         *                   23,475            2,608        *
Patrick Tsim (2).............................            40,872         *                   23,475            4,087        *
Jerry I. Kiachian............................            25,182         *                   22,664            2,518        *
Hung-Lan Peng................................            22,361         *                   22,361                0        *
S.C. Tsui....................................            18,431         *                   16,587            1,844        *
Sang S. Wang.................................            14,971         *                   13,474            1,497        *
Patrick Tsim and Teresa S. Tsim                          40,872         *                   13,310            4,087        *
Revocable Trust, UT 11/12/95 (3).............
Chu Tjok Moy.................................            13,410         *                   12,069            1,341        *
Bell S.C. Liu................................            13,303         *                   11,972            1,331        *
Jack Lai.....................................            13,041         *                   11,737            1,304        *
Chi Wah Lee..................................            12,591         *                   11,332            1,259        *
Brian B. Tighe & Louise L. Tighe Family Trust           164,672         *                   11,180           13,717        *
(4)..........................................
Yueh-Yu Lay..................................            11,180         *                   11,180                0        *
Asnat & Ben Gall.............................             7,824         *                    7,042              782        *
Jong W. Lee..................................             7,824         *                    7,042              782        *
James Cohan..................................             7,824         *                    7,042              782        *
Huan Chung You...............................             6,708         *                    6,708                0        *
Russell Knapp................................             7,430         *                    6,687              743        *
Yun-Sheng Hwang..............................             6,991         *                    6,292              699        *
J.D. and M.L. Adkins Living Trust Dated                   6,520         *                    5,868              652        *
01/08/80.....................................
Charles Sheng-Yen Liao.......................             5,607         *                    5,047              560        *
The Joshua L. Peleg 1996 Trust...............             5,216         *                    4,694              522        *
Deborah L. Brooks............................             5,216         *                    4,694              522        *
Rachel B. Brooks.............................             5,216         *                    4,694              522        *
Ying Go......................................             3,689         *                    3,320              369        *
Muneyoshi Samejima...........................             2,817         *                    2,535              282        *
Brian R. Tighe...............................             2,767         *                    2,490              277        *
Rita Taylor..................................             2,608         *                    2,347              261        *
Multi-Product Research, Inc. ................             2,213         *                    1,992              221        *
John Luke....................................             1,844         *                    1,660              184        *
Lo Shan Lee..................................             1,549         *                    1,394              155        *
Robert T. Borawski...........................             1,383         *                    1,245              138        *
Ing-Hong Chen................................               764         *                      688               76        *
Best Trend Limited...........................               737         *                      663               74        *
Jeanne Sai Yin Lee...........................               737         *                      663               74        *
Chong Bo Nam.................................               737         *                      663               74        *
Louise Tighe (5) ............................           164,672         *                      622           13,717        *
David Fong...................................               590         *                      531               59        *
Shone Lee....................................               590         *                      531               59        *
Daniel Ma....................................               535         *                      481               54        *

Chuck K. Chang...............................               230         *                      207               23        *
Jiun-Cheng Hsu...............................               368         *                      331               37        *
Carter Horney................................               184         *                      166               18        *
Steve Yu.....................................               184         *                      166               18        *

--------------------
*Represents less than one percent.

(1) Includes 11,180 shares held by the Brian B. Tighe and Louise L. Tighe Family Trust and 691 shares held by Louise Tighe.

(2) Includes 14,789 shares held by the Patrick Tsim and Teresa S. Tsim Revocable Trust, UT 11/12/95.

(3)  Includes 26,083 shares held by Patrick Tsim.

(4) Includes 152,801 shares held by Brian B. Tighe and 691 shares held by Louise Tighe.

(5) Includes 11,180 shares held by the Brian B. Tighe and Louise L. Tighe Family Trust and 152,801 shares held by Brian B. Tighe.

     We are registering the shares for resale by the selling stockholders in accordance with registration rights granted to the selling stockholders. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel and the selling security holders' counsel in connection with this offering, but the selling stockholders will pay any underwriting discounts, selling commissions and similar expenses relating to the sale of the shares. In addition, we have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act, in connection with this offering. The selling stockholders have agreed to indemnify us and our directors and officers, as well as any person that controls us, against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons that control us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              PLAN OF DISTRIBUTION

     The selling stockholders, or, subject to applicable law, their pledgees, donees, distributees, transferees or other successors in interest, may sell shares from time to time in public transactions, on or off the Nasdaq National Market, or private transactions, at prevailing market prices or at privately negotiated prices, including but not limited to, one or any combination of the following types of transactions:

     o    ordinary brokers' transactions;

     o transactions involving cross or block trades or otherwise on the Nasdaq National Market;

     o purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts pursuant to this prospectus;

     o "at the market," to or through market makers, or into an existing market for our common stock;

     o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

     o through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

     o    in privately negotiated transactions; or

     o    to cover short sales.

     In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales. The selling stockholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling stockholders also may sell shares short and deliver the shares to close out such short positions. The selling stockholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling stockholders also may pledge the shares to a broker or dealer. Upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders in amounts to be negotiated in connection with the sale. The selling stockholders and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commission, discount or concession these "underwriters" receive may be deemed to be underwriting compensation.

     To the extent required, the following information will be set forth in a supplement to this prospectus:

     o information as to whether underwriters who the selling stockholders may select, or any other broker-dealer, is acting as principal or agent for the selling stockholders;

     o the compensation to be received by underwriters that the selling stockholders may select or by any broker-dealer acting as principal or agent for the selling stockholders; and

     o the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions.

     Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through this dealer or broker.

     We have advised the selling stockholders that they are required to comply with Regulation M promulgated under the Securities Exchange Act during such time as they may be engaged in a distribution of the shares. With certain exceptions, Regulation M precludes any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

     We will not receive any of the proceeds from the selling stockholders' sale of our common stock.

     This registration statement will remain effective until the earlier of (a) the date when all of the shares registered by this registration statement have been distributed to the public, or (b) the date the shares of common stock are eligible for sale in their entirety under Rule 144(k). In the event that any shares remain unsold at the end of such period. We may file a post-effective amendment to the registration statement for the purpose of deregistering the shares registered by this prospectus.

                                  LEGAL MATTERS

     For the purpose of this offering, Cooley Godward LLP, Palo Alto, California is giving an opinion of the validity of the common stock offered by this prospectus.

                                     EXPERTS

     The financial statements and the related financial statement schedule incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee .............. $ 1,796
Nasdaq National Market Additional Shares Listing Fee ............. $17,500
Legal fees and expenses .......................................... $25,000
Accountants' fees ................................................ $ 5,000
Miscellaneous .................................................... $   704
         Total ................................................... $50,000

The foregoing items, except for the Securities and Exchange Commission registration fee, are estimated.

Item 15. Indemnification of Directors and Officers

     Section 317 of the California Corporations Code allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Article V of the Registrant's Articles of Incorporation and Article X of the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the California Corporations Code. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law.

     In connection with this offering, the selling stockholders have agreed to indemnify the Registrant, its directors and officers and each such person who controls the Registrant, against any and all liability arising from inaccurate information provided to the Registrant by the selling stockholders and contained herein up to a maximum of the net proceeds received by the selling stockholders from the sale of their shares hereunder.

Item 16. Exhibits

Exhibit No.               Description of Document
-----------               -----------------------

5.1            Opinion of Cooley Godward LLP.
2.1 Stock Purchase Agreement, dated June 4, 1999, by and between the Registrant, Linvex Technology, Corp. and the Shareholders listed on Exhibit A thereto.
23.1           Consent of PricewaterhouseCoopers LLP.
23.2           Consent of Cooley Godward LLP.  Reference is made to Exhibit 5.1.
24.1           Power of Attorney.  See signature page.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement or the most recent post- effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act 1934 that are incorporated by reference in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sunnyvale, State of California, this 29th day of July, 1999.

                                     Silicon Storage Technology, Inc.

                                     By: /s/ BING YEH
                                     ----------------------------------------
                                     Bing Yeh
                                     President and Chief Executive Officer
                                     (Principal Executive Officer)

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bing Yeh or Jeffrey L. Garon his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post- effective amendments) to this registration statement on Form S-3, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



       Signature                          Title                                   Date
       ---------                          -----                                   ----

                                 President and Chief Executive                July 29, 1999
/s/ BING YEH                     Officer, and Director
-----------------------          (Principal Executive Officer)
Bing Yeh


                                 Chief Financial Officer and Vice             July 29, 1999
                                 President, Finance and Administration,
/s/ JEFFREY L. GARON             and Secretary (Principal Financial and
-----------------------          Accounting Officer)
Jeffrey L. Garon


/s/ YAW WEN HU                   Vice President, Process Development          July 29, 1999
-----------------------          and Wafer Manufacturing and Director
Yaw Wen Hu


/s/ TSUYOSHI TAIRA               Director                                     July 29, 1999
-----------------------
Tsuyoshi Taira


/s/ YASUSHI CHIKAGAMI            Director                                     July 29, 1999
-----------------------
Yasushi Chikagami


/s/ RONALD CHWANG                Director                                     July 29, 1999
-----------------------
Ronald Chwang

                                INDEX TO EXHIBITS

Exhibit No.        Description of Document

5.1            Opinion of Cooley Godward LLP.
2.1 Stock Purchase Agreement, dated June 4, 1999, by and between the Registrant, Linvex Technology, Corp. and the Shareholders listed on Exhibit A thereto.
23.1           Consent of PricewaterhouseCoopers LLP.
23.2           Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1           Power of Attorney.  See signature page.

                                      II-6



                                       18